UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

S.A.V.E. PARTNERS IV, LLC
LOCKE PARTNERS I LLC
JOHN S. IOANNOU
AJOY H. KARNA
RODMAN K. REEF
ANDREW SALISBURY
CRAIG W. THOMAS
BRADLEY M. TIRPAK
GEORGE WALLNER
JAMES W. STUCKERT REVOCABLE TRUST U/A DTD 2/10/86 AMENDED & RESTATED 2/7/07
DIANE V. STUCKERT REVOCABLE TRUST U/A DTD 8/7/03
JAMES W. STUCKERT
DIANE V. STUCKERT

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S.A.V.E. Partners IV, LLC, together with the other Participants named herein (“SAVE”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2012 annual meeting of shareholders (the “Annual Meeting”) of USA Technologies, Inc. (“USAT”).  SAVE has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On May 25, 2012, S.A.V.E. Partners IV, LLC issued the following press release:

SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT (SAVE) COMMENTS ON
COURT ORDER OBTAINED BY USA TECHNOLOGIES, INC.

SAVE Believes the Court Order Obtained by USAT is Further Proof that Urgent Change is Needed on the Board

SAVE Believes What USAT Claims as a Victory is a Loss for All Shareholders

GREENWICH, Conn., May 25, 2012 /PRNewswire - S.A.V.E. Partners IV, LLC, which together with its nominees and certain other shareholders are members of a group (“SAVE”) that collectively owns 3,122,639 shares of common stock of USA Technologies, Inc. (NASDAQ: USAT) (“USAT” or the “Company”), representing approximately 9.5% of the Company’s outstanding shares, today commented on a court order obtained by USAT.

Shortly after SAVE nominated seven highly qualified individuals for election to the Company’s Board of Directors, USAT filed a lawsuit against SAVE claiming SAVE violated a non-disparagement provision in a prior settlement agreement.  Until this case is finally resolved, the preliminary injunction obtained by USAT prevents SAVE from discussing its views with shareholders concerning the Company’s financial, operational and share price performance prior to May 19, 2011.

SAVE believes that it is imperative in the context of a proxy solicitation, in which shareholders are deciding upon the future of their Company, for shareholders to have full information about USAT’s past financial performance, share price and other important matters.  The “disparaging” statements that SAVE has been prevented from disclosing to shareholders include factual information obtained directly from USAT’s own public filings with the SEC.  What USAT claims as a victory, SAVE believes is a loss for all shareholders. SAVE believes this unnecessary lawsuit epitomizes the lack of transparency and accountability of USAT’s Board and management and ultimately represents a disservice to all investors. Accordingly, SAVE urges all shareholders to review for themselves USAT’s public filings with the SEC and its long-term share price performance.

Bradley M. Tirpak, co-managing member of S.A.V.E. Partners IV, LLC, stated, “While we believe this decision is an unfortunate result for all USAT shareholders, we are confident that shareholders are acutely aware of the larger issues in this campaign, and savvy enough to interpret USAT’s public record on their own. We will not allow the Company’s expensive litigation tactics to distract from our mission to maximize value for all shareholders. We intend to solicit on the GOLD proxy card in full compliance with the court’s order.”

Mr. Tirpak continued, “USAT’s stock is down more than 43% in the past year.1 SAVE has a concrete business plan to fix the Company and seven highly qualified nominees to implement it.  SAVE believes that USAT’s actions further demonstrate to shareholders the urgent need for change on USAT’s Board of Directors, and that a new direction is sorely needed for the Company to realize its full potential.”

SAVE Urges Shareholders to Vote the GOLD Proxy Card

1 From $2.37 on May 25, 2011 to $1.34 on May 24, 2012.

About SAVE:  Shareholder Advocates for Value Enhancement (SAVE) is committed to enhancing long-term value for shareholders by advocating for improved corporate governance, efficient operations and aligning executive compensation with shareholder returns. SAVE was founded by Bradley M. Tirpak and Craig W. Thomas. For more information, please visit www.SAVEUSAT.com

Contact:

Morrow & Co., LLC
Tom Ball
John Ferguson
(203) 658-9400
(800) 662-5200
INFO@SAVEUSAT.COM